Exhibit 3.2

Section 11.3

(a)       For all purposes of this Section 11.3, unless specified otherwise, capitalized terms shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of September 27, 2023 (the “Merger Agreement”), by and between the Corporation and FNCB Bancorp, Inc. (“FNCB”), as the same may be amended from time to time.

(b)       The Board of Directors has resolved that, effective as of the Effective Time, (i) Mr. William E. Aubrey, II shall continue to serve as Chairman of the Board of Directors of the Corporation, and (ii) Mr. Louis A. DeNaples, Sr., shall become the Vice Chairman of the Board of Directors of the Corporation.

(c)       In accordance with the provisions of Section 11.2 of these Bylaws, and effective as of the Effective Time, the Board of Directors of the Corporation shall be comprised of sixteen (16) directors, of which eight (8) shall be members of the Board of Directors of the Corporation as of immediately prior to the Effective Time, designated by the Corporation (the “Continuing PFIS Directors”), and eight (8) shall be members of the Board of Directors of FNCB as of immediately prior to the Effective Time, designated by FNCB (the “Continuing FNCB Directors”). Each director of the Corporation immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Incorporation and these Bylaws.

(d)       This Section 11.3 shall remain in effect until the date that is three (3) years after the Closing Date (the “Expiration Date”), provided, however, that this Section 11.3 may be amended or waived by the approval of at least eighty percent (80%) of the members of the Corporation’s Board of Directors then in office. In the event of any inconsistency between any provision of this Section 11.3 and any other provision of these Bylaws or the Corporation’s other constituent documents, the provisions of this Section 11.3 shall control.

(e)       From and after the Effective Time through the Expiration Date, no vacancy on the Board of Directors of the Corporation created by the cessation of service of a director shall be filled by the applicable Board of Directors and the applicable Board of Directors shall not nominate any individual to fill such vacancy, unless (x) in the case of a vacancy created by the cessation of service of a Continuing PFIS Director, not less than a majority of the Continuing PFIS Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, in which case the Continuing FNCB Directors shall vote to approve the appointment or nomination (as applicable) of such individual, and (y) in the case of a vacancy created by the cessation of service of a Continuing FNCB Director, not less than a majority of the Continuing FNCB Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, in which case the Continuing PFIS Directors shall vote to approve the appointment or nomination (as applicable) of such individual; provided, that any such appointment or nomination pursuant to clause (x) or (y) shall be made in accordance with applicable Laws and the rules of the Nasdaq Stock Market (or other national securities exchange on which the Corporation’s securities are listed). For purposes of this Section 11.3(e), the terms “Continuing PFIS Directors” and “Continuing FNCB Directors” shall mean, respectively, the directors of the Corporation and FNCB who were selected to be directors of the Corporation by the Corporation or FNCB, as the case may be, as of the Effective Time, pursuant to Exhibit E of the Merger Agreement, and any directors of the Corporation who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of a Continuing PFIS Director or a Continuing FNCB Director, as applicable, pursuant to this Section 11.3(e) or the provisions of Exhibit E of the Merger Agreement, as applicable.

Section 11.5      All Directors, upon reaching the mandatory retirement age of 73 years, shall be permitted to serve as a director for the remainder of their term after which they shall no longer be eligible to serve as a director. Notwithstanding the foregoing, each director appointed to the Corporation’s Board of Directors in connection with the merger contemplated by the Merger Agreement and Section 11.3 hereof who is age 73 or older at the Effective Time, and each incumbent director at the Effective Time who will be age 73 or older at the expiration of his or her term in effect on the date of the Merger Agreement, shall be eligible to stand for election to one additional three (3) year term, regardless of their age, in each case, unless the Board of Directors of the Corporation shall determine otherwise upon the approval of 80% of the directors of the entire Board of Directors.